EXHIBIT 2

                                    AGREEMENT

     AGREEMENT, dated as of October 27, 1994 (the "Agreement"), by and among BLACKSTONE CAPITAL PARTNERS II MERCHANT BANKING FUND L.P., a Delaware limited partnership, BLACKSTONE OFFSHORE CAPITAL PARTNERS II L.P., a Cayman Islands limited partnership (collectively, the "Purchasers"), Matthew Oristano and Victor Oristano (collectively, the "Oristanos") and People's Choice TV Corp., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Oristanos and their Affiliates (as defined herein) currently own shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), constituting approximately 11.3% of the outstanding Common Stock; and

     WHEREAS, pursuant to the Stock Purchase Agreement, dated the date hereof (the "Stock Purchase Agreement"), by and between the Company and Purchasers, Purchasers have agreed to purchase 500,000 shares of the Company's Convertible Cumulative Pay-in-Kind Preferred Stock, par value $.01 per share (the "Preferred Stock"); and

     WHEREAS, to induce Purchasers to purchase the Preferred Stock, the Oristanos have agreed to enter into this Agreement for the purpose of governing certain aspects of their relationship with the Purchasers, as holders of Preferred Stock; and

     WHEREAS, the execution and delivery of this Agreement is a condition to the obligation of the Purchasers to purchase the Preferred Stock as set forth in
Section 5.01 of the Stock Purchase Agreement; and

     WHEREAS, it is in the best interests of such stockholders that such aspects of their relationship be so governed;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows: Section 8. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Affiliate" or "affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). To the extent that any such term is used in relation to or in connection with any statute and the definition of such term in such statute is broader or different, then, in such context, such term shall have both the meaning set forth in the preceding sentence as well as the meaning set forth in such statute.

     "Calculation Date" shall have the meaning set forth in the Stock Purchase Agreement.

     "Certificate of Designations" shall mean the Company's Certificate of Designations relating to the Preferred Stock.

     "Designated Transferee" shall have the meaning set forth in the Certificate of Designations.

     "Minimum Interest" shall have the meaning set forth in the Certificate of Designations.

     "Nominees" shall have the meaning set forth in Section 3(a) hereof.

     "Outstanding Interest" shall mean, with respect to any Person, the percentage of the aggregate voting power of the outstanding Voting Securities (other than voting power with respect to the election of specified directors or a class vote on specified matters) represented by the Voting Securities beneficially owned by such Person.

     "Person" shall mean any individual, corporation, association, partnership, group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Voting Securities" shall mean the Common Stock, the Preferred Stock and any other securities of the Company having the voting power under ordinary circumstances with respect to the election of directors of the Company.

     Section 2. Ownership Interest.

     (a) Each Oristano represents and warrants to, and agrees with, the Purchasers that as of the date hereof, such Oristano and his affiliates beneficially own the number of shares of Common Stock set forth on Exhibit A hereto.

     (b) Prior to September 30, 1999, each of the Oristanos will not, and the Oristanos will cause each of their Affiliates not to, sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of any of his or its Voting Securities so as to reduce his or its Outstanding Interest from the level existing on the date of this Agreement, other than pursuant to the terms set forth in Exhibit B hereto, without the prior written consent of the Purchasers.

     (c) The Oristanos covenant that they will deliver to Purchasers (i) annually not later than 90 days after the end of each fiscal year a true, correct and complete statement of all purchases and sales of Common Stock by the Oristanos and their Affiliates during such fiscal year and (ii) within 5 days of filing thereof, all reports and forms filed with the Securities and Exchange Commission as well as any other information relevant in determining compliance with the provisions of the Agreement and this terms of Exhibit B hereto.

     (d) The provisions of this Section 2 shall terminate from and after such time following the Calculation Date as Purchasers and their Affiliates own less than the Minimum Interest in the aggregate.

     Section 3. Directors.

     (a) From and after the date hereof, the Oristanos shall and shall cause each of their Affiliates to, use their best efforts (i) at all times to take such action as is necessary to ensure that the nominating committee of the Board of Directors of the Company shall nominate and recommend to stockholders of the Company the election of the nominees to which Purchasers are then entitled to designate pursuant to the provisions of Section 4.13 of the Stock Purchase Agreement (the "Nominees") (including any replacement Nominees as contemplated by Section 3(b) hereof), (ii) to vote their shares of Voting Securities (including any shares of Voting Securities hereafter acquired), at any regular or special meeting of the stockholders of the Company called for the purpose of filling positions on the Board of Directors of the Company, or in any written consent executed in lieu of such a meeting of stockholders, in favor of the election of the Nominees (including any such replacement Nominees), and take all such action as is necessary to cause the election of the Nominees (including any such replacement Nominees) to the Board of Directors of the Company and (iii) to take all such action as is necessary to cause the Nominees (including any replacement Nominees) to serve on the compensation committee of the Board of Directors of the Company.

     (b) If, prior to his or her election to the Board of Directors of the Company pursuant to Section 3(a) hereof, any Nominee shall be unable or unwilling to serve as a director of the Company, the Purchasers shall be entitled to nominate a replacement who shall then be a Nominee for purposes of this Section 3. If, following election to the Board of Directors of the Company pursuant to Section 3(a) hereof, any Nominee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, the Purchasers shall within 30 days of such event notify the Board of Directors of the Company in writing of a replacement Nominee who shall then be a replacement Nominee for purposes of this Section 3.

     (c) Each of the Oristanos hereby agrees, and will cause each of their Affiliates to agree, not to vote as a director or stockholder in favor of, and not to take any other action in support of, the removal of any Nominee director without cause. For the purposes of this Section 3(c), "Cause" shall mean the commission by a director of an act of fraud or embezzlement against the Company or any of its subsidiaries or a conviction for a felony of, or a plea of guilty or nolo contendere thereto by, such Nominee director.

     (d) In order to effectuate the provisions of this Section 3 and Section 4 hereof, each of the Oristanos hereby agrees, and will cause each of their Affiliates to agree, that when any action or vote is required to be taken pursuant to this Agreement, such Person shall use his or its best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company, as the case may be, to effectuate such stockholder action. (e) The provisions of this Section 3 shall terminate upon the termination of the Company's obligations under Section 4.13 of the Stock Purchase Agreement.

     Section 4. Certificate of Incorporation; By-Laws.

     From and after the date hereof, each of the Oristanos shall, and shall cause each of their Affiliates to, vote their shares of Voting Securities, at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, and shall take all action; as is necessary, to ensure that (i) the Certificate of Incorporation and By-Laws of the Company do not at any time conflict with the provisions of this Agreement and (ii) the agreements of the Company set forth in Section 4.14 of the Stock Purchase Agreement are given effect.

Section 5. Specific Performance.

     The Oristanos acknowledge that the rights granted to Purchasers in this Agreement are of a special, unique and extraordinary character, and that any breach of this Agreement by the Oristanos could not be compensated for by damages. Accordingly, if the Oristanos breach any of their obligations under this Agreement, Purchasers shall be entitled, in addition to any other remedies that they may have, to enforcement of this Agreement by a decree of specific performance requiring the Oristanos to fulfill their obligations under this Agreement. The Oristanos consent to personal jurisdiction in any such action brought in the United States District Court for the Southern District of New York or New York State Supreme Court and to service of process upon them in the manner set forth in Section 7 hereof.

     Section 6. Headings.

     The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

     Section 7. Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows: (i) if to Purchasers, to the persons and at the addresses set forth in the Stock Purchase Agreement and (ii) if to the Oristanos to:

                               Matthew Oristano
                               People's Choice TV Corp.
                               Two Corporate Drive, Suite 249
                               Shelton, CT 06484
                               Fax: (203) 929-1454

                               Matthew Oristano
                               68 Old Quarry Road
                               Woodbridge, CT  06525
                               Phone/Fax:  (203) 393-3852

                               Victor Oristano
                               110 North Beach Road
                               Hobe Sound, FL  33455
                               Fax:  (407) 546-2661

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

     Section 8. Applicable Law.

     This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of New York applicable to contracts made and to be performed in that State.

     Section 9. Severability.

     Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.

     Section 10. Successors and Assigns, Transferees.

     The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Either Purchaser may assign its rights under this Agreement in whole or in part to any Affiliate and/or to any Designated Transferee. The Oristanos may not delegate any of their duties under this Agreement without the prior written consent of Purchasers. Any purported assignment in violation of this Section shall be void. Section 18. Amendments; Waivers.

     This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given, unless consented to in writing by the Purchasers and the Oristanos. Section 19. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. Section 20. Termination. This Agreement shall terminate and be of no further force and effect if the Stock Purchase Agreement shall be terminated prior to the Closing (as defined in the Stock Purchase Agreement) pursuant to
Section 6.01 thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    MATTHEW ORISTANO

                                    By: /s/ Matthew Oristano
                                        -------------------------------
                                        Name:  Matthew Oristano


                                    VICTOR ORISTANO

                                    By:
                                       --------------------------------
                                       Name:

                                    PEOPLE'S CHOICE TV CORP.

                                    By: /s/ Victor Oristano
                                        -------------------------------
                                        Name:  Victor Oristano
                                        Title:  Vice Chairman

                                    BLACKSTONE CAPITAL PARTNERS II
                                    MERCHANT BANKING FUND L.P.

                                    By:  Blackstone Management
                                         Associates II L.P., its
                                         General Partner

                                    By: /s/ Mark T. Gallogly
                                        -------------------------------
                                        Name:  Mark T. Gallogly
                                        Title:  General Partner

                                    BLACKSTONE OFFSHORE CAPITAL
                                    PARTNERS II L.P.

                                    By: Blackstone Management
                                        Associates II L.P., its
                                        General Partner

                                    By: /s/ Mark T. Gallogly
                                        -------------------------------
                                        Name:  Mark T. Gallogly
                                        Title:  General Partner

                                                                      EXHIBIT A

                               OWNERSHIP OF SHARES

                                                           Number of Shares of
Name                                                       Common Stock Owned

Victor Oristano

Alda Communications Corp.                                       664,521

Matthew Oristano

Alda Multichannels Ltd.                                         437,227

                                                                      EXHIBIT B

                       EXCEPTIONS TO TRANSFER RESTRICTIONS

     A. Matthew Oristano and Victor Oristano and their Affiliates (collectively, the "Oristanos") may, without limitation, each sell 5,000 shares of the Company's Common Stock owned beneficially by them per quarter, for an aggregate of 10,000 shares of Common Stock per quarter (as adjusted for stock splits and stock dividends payable to holders of Common Stock generally).

     B. The Oristanos may sell up to a percentage of their current total beneficial ownership of Common Stock, inclusive of any Common Stock sold under paragraph A above, pursuant to certain Common Stock appreciation targets as outlined in the table below:


                  A                 B                C                  D
                Stock               %              Stock                %
  Date          Price            Sellable          Price             Sellable

  9/30/96        any                0%              any                 0%

  10/1/96        $32.40             4%              $38.02              6%

  10/1/97        $38.88            12%              $49.43             18%

  10/1/98        $46.66            16%              $64.26             24%

  10/1/99        $55.99            20%              $83.54             30%

  10/2/99        any              100%              any               100%

         The percentages listed above shall be prorated for sales of Common Stock that occur between the dates and/or stock prices listed above. All stock prices are averages for the 30 trading days prior to the date listed. Columns A and C above refer to an annual appreciation of 20% and 30% respectively. In the event that the annual appreciation is between those figures, then the sellable percentage will be prorated between Columns B and D. Likewise, if the sale is to be made on a date between those above, the annual appreciation target will be calculated as of that date, and the sellable percentage prorated by date as well. In addition, should the annualized appreciation of the Common Stock (based on the price of the Common Stock on the date of closing of the sale of the Preferred Stock to Purchasers) as of the date of any sale on or after 10/1/97 be 40%, the Oristanos may sell 18% of their Common Stock, increasing each month on a pro rata basis to a maximum of 30% of their shares by 9/30/98. The parties agree that all percentages discussed in this paragraph B are cumulative with regard to all sales of Common Stock by the

          Oristanos. The prices set forth in columns A and C shall be adjusted for stock splits, reclassifications and similar events in the manner described in Section 9(g)(i) of the Certificate of Designations relating to the Preferred Stock.

     C. Notwithstanding any other terms herein, the Oristanos may at any time transfer shares to entities controlled by the Oristanos, which transfers (i) would result in the shares continuing to be listed as beneficially owned by the Oristanos for federal securities law reporting purposes or (ii) are to the Oristano Foundation in existence as of the date of this Agreement.

     D. If Matthew Oristano shall be relieved of his position as Chairman and CEO of the Company or Victor Oristano shall be relieved of his position as Vice-Chairman of the Company by the action of the Board of Directors or the shareholders of the Company, the Oristanos will be released from the restrictions contained in paragraphs A and B above, unless their terminations are related to the Company being in financial distress. The Company shall be deemed to be in financial distress if either (i) the average price of the Common Stock for 30 consecutive trading days shall be less than 60% of the price of the Common Stock on the day of closing of the sale of the Preferred Stock to Purchasers or (ii) the Company shall have defaulted in the payment of any interest on, or of any principal payment of, any indebtedness.

     E. The Oristanos may pledge up to 40% of their beneficial ownership in the Company provided that the extent of beneficial ownership in the Company pledged and the amount of beneficial ownership in the Company sold exceed 40%.

     F. The restrictions specified in this Exhibit B shall lapse and no longer be of any effect from and after such time as Purchasers and their Affiliates own less than the Minimum Interest in the aggregate.